                                                                    EXHIBIT 11.1


                         EARNINGS PER SHARE COMPUTATION


Earnings per share calculations may be affected by the granting of stock options under the provisions of MPSI Systems Inc. Stock Option Plans. The granting of these options may have a dilutive effect on earnings per common and common equivalent share. Following is a summary computation of the average number of shares outstanding and earnings per share using the treasury-stock method.

SHARE INFORMATION

                                                           Three Months Ended June 30,         Nine Months Ended June 30,
                                                           ---------------------------         --------------------------
                                                               2001            2000              2001              2000
                                                               ----            ----              ----              ----
Common stock outstanding throughout the period              2,912,000         2,912,000        2,912,000         2,849,000
Weighted average exercised options                                 --                --               --            29,000
Dilutive unexercised stock options
         (Treasury-Stock Method):
         Shares presumed issued at exercise                         *            11,000                *            22,000
                                                            ---------         ---------        ---------         ---------
Weighted average shares outstanding
     assuming full dilution                                 2,912,000         2,923,000        2,912,000         2,900,000
                                                            =========         =========        =========         =========

*Not applicable in periods noted, as the effect of these items would be anti-dilutive.

Exercisable antidilutive options for 41,000 and 130,000 shares were outstanding at June 30, 2001 and 2000, respectively.

PER SHARE COMPUTATION

                                                       (a)                      (b)
                                                                         Shares Outstanding            Per Share
                                                                      --------------------------   -----------------
                                                    Results of
                                                    Operations         Basic            Diluted    Basic     Diluted
                                                    ----------         -----            -------    -----     -------
Net loss-  Three Months Ended June 30, 2001         $  (473,000)      2,912,000        2,912,000  $  (.16)   $  (.16)
           Nine Months Ended June 30, 2001          $  (726,000)      2,912,000        2,912,000  $  (.25)   $  (.25)

Net income-Three Months Ended June 30, 2000         $   560,000       2,912,000        2,923,000  $   .19    $   .19
           Nine Months Ended June 30, 2000          $    10,000       2,878,000        2,900,000  $   .00    $   .00